Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS THIRD QUARTER NET INCOME OF $34.9 MILLION
Fundamentals strength helped counter ongoing impact of Coronavirus pandemic

    Rockland, Massachusetts (October 22, 2020) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2020 third quarter net income of $34.9 million, or $1.06 per diluted share, compared to net income of $24.9 million, or $0.76 per diluted share, reported for the second quarter of 2020. Excluding a loss on terminated hedges of $684,000, operating net income was $35.4 million,or $1.07 per diluted share, for the third quarter of 2020. Net income for the year-to-date period was $86.5 million or $2.59 on a diluted per share basis, a decrease of $31.2 million, or 26.5%, as compared to the same period in 2019. On an operating basis, net income for the 2020 year-to-date period was $87.0 million, or $2.61 on a diluted per share basis, representing a decrease of $50.1 million, or 36.5%, as compared to the same period a year ago, which included adjustments for mergers and acquisitions, as well as a gain on sale of loans. Decreases in the current year-to-date results are primarily driven by the negative impact of the elevated provision for credit losses, with the impact of the Coronavirus ("COVID-19") pandemic continuing to be the primary driver of the higher provision levels. Please refer to Appendix D for additional information regarding the Company's Current Expected Credit Losses assumptions and results.

    Rockland Trust continues to monitor the COVID-19 pandemic impact on our colleagues, customers, and the communities we serve. The safety of our colleagues and customers continues to be of the utmost importance, while the Company simultaneously continues to serve customer needs.

“Our financial position remains strong. Our solid fundamentals entering the COVID-19 pandemic continue to serve us as we navigate the ongoing impacts of the pandemic,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “At Rockland Trust, the bank Where Each Relationship Matters®, my colleagues and I are energized by a shared sense of mission as we continue to stay focused on serving our customers and our communities as we all move forward together. We have helped over 6,100 borrowers obtain Paycheck Protection Program ("PPP") loans, with a total principal amount of approximately $810 million. These funds represent critical lifelines for these small businesses and are being deployed with the goal of saving numerous jobs that would otherwise be lost in the communities we serve. I would like to thank my colleagues for their continued professionalism and dedication during these trying times. Our unwavering dedication to our customers, our communities and to each other is what truly sets us apart.”

BALANCE SHEET

Total assets of $13.2 billion at September 30, 2020 increased by $151.2 million, or 1.2%, from the prior quarter, and increased by $1.6 billion, or 14.2%, as compared to the year ago period. Total asset growth for the third quarter is primarily attributable to increases in interest-earning cash balances resulting from strong deposit growth along with net loan growth.

Total loans rose by $45.5 million, or 0.5% (1.9% annualized), when compared to the prior quarter, fueled by a healthy increase in commercial loan balances of $145.0 million, or 2.1% (8.5% annualized), during the third quarter. Growth across all commercial categories, with the exception of small business, reflects strong closing activity in all major commercial products, as well as a stabilization of line utilization levels, which experienced significant decreases during the early months of the COVID-19 pandemic. Within the consumer portfolios, the low rate environment has driven record mortgage banking volumes and results, while portfolio balances further declined as the majority of residential mortgage production continues to be sold into the secondary market. On the home equity side, despite strong closing activity, portfolio growth continues to be challenged by attrition.

Deposit balances of $10.9 billion at September 30, 2020 increased by $134.5 million, or 1.3%, (5.0% annualized), from the prior quarter, as a combination of various government stimulus programs and a customer focus on retaining liquidity continued to fuel significant growth during the quarter. In addition to balance increases from existing customers, strong new customer account activity remained a bright spot throughout the uncertain economic conditions. As time deposits continued to run off, core deposits represented 88.0% of the total deposits at September 30, 2020, which, combined with reductions in rates across all products, has led to a total cost of deposits for the third quarter of 0.20%, representing a reduction of 8 basis points when compared to the prior quarter.

The securities portfolio decreased by $68.1 million, or 5.8%, when compared to the prior quarter, reflecting $28.4 million of purchases offset by paydowns, called securities, and maturities.

Total borrowings remained consistent with the prior quarter, reflecting only 2.7% of total funding liabilities. In relation to its funding strategy, in light of the steady buildup of its liquidity position, the Company decided to exit its $100 million hedge against the Federal Home Loan Bank ("FHLB") borrowings during the third quarter, resulting in a $684,000 loss included in non-interest expense. In addition, the outstanding borrowings associated with the hedge were paid in full in October 2020.

Stockholders' equity at September 30, 2020 increased slightly by 1.1%, or 4.3% annualized, as compared to the prior quarter. Despite the repurchase of 1.5 million shares that was executed over the first half of 2020, stockholders' equity increased by 0.4% when compared to the year ago period, reflecting strong earnings retention and an increase in accumulated other comprehensive income of $22.4 million, offsetting the $95.1 million impact of the stock repurchases. Book value per share increased by $0.52, or 1.0%, to $51.27 during the third quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 12.83% decreased by 1 basis point from the prior quarter and decreased by 175 basis points from the same period a year ago. The Company's tangible book value per share at September 30, 2020 rose by $0.58, or 1.7%, from the prior quarter to $35.17, representing an increase of 5.4% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.17% at September 30, 2020 is 5 basis points higher than the prior quarter and 125 basis points below the year ago period, largely attributable to the increase in the Company's balance sheet and stock repurchase activity.

NET INTEREST INCOME

Net interest income for the third quarter remained relatively flat at $90.9 million compared to $91.1 million for the prior quarter, as increases in earning assets were offset by margin compression. The 2020 third quarter net interest margin of 3.13% represents a reduction of 12 basis points from the prior quarter. The table below illustrates the changes within the net interest margin for the third quarter:

Net interest margin as of June 30, 2020	3.25%
Loan yields, excluding nonaccrual interest impact	(0.08)%
Nonaccrual loans, interest reversal	(0.05)%
Excess liquidity (cash) levels	(0.07)%
PPP loan activity at 1% interest rate	(0.04)%
PPP loan fee amortization	0.03%
Loan purchase accounting	0.03%
Cost of funds	0.08%
Other	(0.02)%
Net interest margin as of September 30, 2020	3.13%

Please refer to Appendix C for additional details regarding the net interest margin, including a three-quarter trend of an adjusted core margin.

NONINTEREST INCOME

Noninterest income of $29.3 million for the third quarter of 2020 was $1.2 million, or 4.1%, higher than the prior quarter. Significant changes in noninterest income for the third quarter compared to the prior quarter included the following:

•Deposit account fees increased by $599,000, or 21.2%, primarily driven by an increase in overdraft fees.

•Interchange and ATM fees decreased by $2.2 million, or 41.6%, reflecting the impact of the Durbin Amendment, which the Company became subject to effective July 1, 2020 as a result of crossing the $10 billion asset threshold, offset by increased activity compared to the prior quarter.
•Investment management income increased by $275,000, or 3.8%, due primarily to an increase in market valuation. Assets under administration at September 30, 2020 increased 3.3% to $4.5 billion.

•Mortgage banking income grew by $2.7 million, or 53.9%, due primarily to increased gain on sale of loans plus continued strong demand largely driven by the low rate environment.

•Although remaining at an elevated level of $2.5 million, loan level derivative income decreased by $407,000, or 14.2%.

•Other noninterest income increased by $494,000, or 14.8%, primarily attributable to increases in investment income and business and consumer credit card fee income, partially offset by reduced unrealized gains on equity securities.

NONINTEREST EXPENSE

Noninterest expense of $66.7 million for the third quarter of 2020 was relatively consistent with the prior quarter. Significant changes in noninterest expense for the third quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased $1.1 million, or 3.1%, mainly due to increases in base salaries, incentive programs and retirement benefits, partially offset by decreases in payroll taxes.

•FDIC assessment increased by $531,000, as the prior quarter included a partial benefit from the allocation of small bank assessment credits, which resulted in a reduced assessment.

•During the third quarter, the Company recorded a $684,000 loss on the termination of a swap derivative contract with a notional amount of $100.0 million.

•Other noninterest expense decreased by $2.4 million, or 13.3%, primarily due to decreases in equity compensation related to director expenses incurred during the prior quarter, along with decreases in prepayment fees on borrowings, retail branch traffic control and consultant fees.

    The Company generated a return on average assets and a return on average common equity of 1.07% and 8.21%, respectively, for the third quarter of 2020, as compared to 0.79% and 5.97%, respectively, for the prior quarter. On an operating basis, return on average assets and return on average common equity were 1.08% and 8.32%, respectively, for the third quarter.

ASSET QUALITY

During the third quarter, the Company recorded total net charge-offs of $4.1 million, or 0.17% of average loans on an annualized basis, the majority of which were associated with a large relationship within the hotel industry. In addition, nonperforming loans increased to $98.0 million, or 1.04% of total loans at September 30, 2020 as compared to the prior quarter level of $48.8 million, or 0.52% of total loans at June 30, 2020. The increase in nonperforming loans reflects primarily the migration of three large commercial relationships, all related to industries previously identified as being highly impacted by the COVID-19 pandemic. This increase also resulted in a reduction of interest income of $1.6 million for the third quarter, which was included in the net interest margin compression noted above. Despite the increase in charge-offs and nonperforming loans, the Company recorded a $7.5 million provision for credit losses, reduced significantly from the $20.0 million recorded last quarter, as the third quarter activity reflected loss exposure that was substantially reflected in the June 30, 2020 credit reserve assumptions. The allowance for credit losses on loans was $115.6 million at September 30, 2020, or 1.23% of total loans, as compared to $112.2 million at June 30, 2020, or 1.20% of total loans. Please refer to Appendix E for information regarding loan exposures within industries deemed highly impacted.

As a result of the COVID-19 pandemic, many loans have had terms modified. Total loans subject to deferral decreased by $590.1 million for the third quarter, to $583.8 million, or 6.2% of total loans, at September 30, 2020. The majority of these loans that have been granted deferrals continue to be characterized as current loans. Delinquency as a percentage of total loans was 0.31%, representing an increase of seven basis points from the prior quarter. Please refer to Appendix F for additional details regarding loans whose terms have been modified as a result of COVID-19.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss third quarter earnings at 10:00 a.m. Eastern Time on Friday, October 23, 2020. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10146947 and will be available through November 6, 2020. Additionally, a webcast replay will be available until October 23, 2021.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (Nasdaq Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe’s “Top Places to Work” 2019 list, an honor earned for the 11th consecutive year. In addition to this recognition, Rockland Trust was ranked the #1 Bank in Massachusetts, according to Forbes 2020 World’s Best Banks list. Rockland Trust is deeply committed to the communities it serves as reflected in the overall “Outstanding” rating received in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape, and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®,” please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs, including the additional costs associated with the Company's increase in assets to over $10 billion;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;

•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to , changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic and any resurgences, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net margin, tangible book value per share and the tangible common equity ratio.

    Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core net interest margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	September 30 2020	June 30 2020	September 30 2019	Sept 2020 vs.	Sept 2020 vs.
				Jun 2020	Sept 2019
Assets
Cash and due from banks	$125,103	$131,615	$153,000	(4.95)%	(18.23)%
Interest-earning deposits with banks	1,142,934	974,105	66,272	17.33%	1,624.61%
Securities
Trading	2,612	2,541	1,963	2.79%	33.06%
Equities	21,119	20,810	21,021	1.48%	0.47%
Available for sale	423,478	420,517	391,975	0.70%	8.04%
Held to maturity	659,573	731,026	777,270	(9.77)%	(15.14)%
Total securities	1,106,782	1,174,894	1,192,229	(5.80)%	(7.17)%
Loans held for sale	54,713	45,395	55,937	20.53%	(2.19)%
Loans
Commercial and industrial	2,062,345	2,004,645	1,411,516	2.88%	46.11%
Commercial real estate	4,125,464	4,071,047	4,000,487	1.34%	3.12%
Commercial construction	573,334	537,788	520,585	6.61%	10.13%
Small business	167,632	170,288	172,038	(1.56)%	(2.56)%
Total commercial	6,928,775	6,783,768	6,104,626	2.14%	13.50%
Residential real estate	1,352,305	1,431,129	1,644,758	(5.51)%	(17.78)%
Home equity - first position	643,187	650,922	644,675	(1.19)%	(0.23)%
Home equity - subordinate positions	457,867	469,601	492,434	(2.50)%	(7.02)%
Total consumer real estate	2,453,359	2,551,652	2,781,867	(3.85)%	(11.81)%
Other consumer	23,059	24,228	27,008	(4.82)%	(14.62)%
Total loans	9,405,193	9,359,648	8,913,501	0.49%	5.52%
Less: allowance for credit losses	(115,625)	(112,176)	(66,942)	3.07%	72.72%
Net loans	9,289,568	9,247,472	8,846,559	0.46%	5.01%
Federal Home Loan Bank stock	15,090	15,090	14,976	—%	0.76%
Bank premises and equipment, net	121,816	122,172	125,026	(0.29)%	(2.57)%
Goodwill	506,206	506,206	504,562	—%	0.33%
Other intangible assets	24,543	25,996	31,307	(5.59)%	(21.61)%
Cash surrender value of life insurance policies	199,453	198,124	195,883	0.67%	1.82%
Other assets	587,457	581,431	352,888	1.04%	66.47%
Total assets	$13,173,665	$13,022,500	$11,538,639	1.16%	14.17%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$3,715,528	$3,694,559	$2,752,150	0.57%	35.00%
Savings and interest checking accounts	3,912,703	3,896,024	3,199,182	0.43%	22.30%
Money market	2,164,436	2,034,021	1,904,643	6.41%	13.64%
Time certificates of deposit	1,058,641	1,092,217	1,470,116	(3.07)%	(27.99)%
Total deposits	10,851,308	10,716,821	9,326,091	1.25%	16.35%
Borrowings
Federal Home Loan Bank borrowings	145,765	145,770	70,708	—%	106.15%
Long-term borrowings, net	37,447	37,433	74,894	0.04%	(50.00)%
Junior subordinated debentures, net	62,850	62,850	62,848	—%	—%
Subordinated debentures, net	49,672	49,648	84,341	0.05%	(41.11)%
Total borrowings	295,734	295,701	292,791	0.01%	1.01%
Total deposits and borrowings	11,147,042	11,012,522	9,618,882	1.22%	15.89%
Other liabilities	336,899	338,286	237,433	(0.41)%	41.89%
Total liabilities	11,483,941	11,350,808	9,856,315	1.17%	16.51%
Stockholders' equity
Common stock	328	328	342	—%	(4.09)%

Additional paid in capital	944,218	942,685	1,033,949	0.16%	(8.68)%
Retained earnings	696,546	676,834	621,831	2.91%	12.02%
Accumulated other comprehensive income, net of tax	48,632	51,845	26,202	(6.20)%	85.60%
Total stockholders' equity	1,689,724	1,671,692	1,682,324	1.08%	0.44%
Total liabilities and stockholders' equity	$13,173,665	$13,022,500	$11,538,639	1.16%	14.17%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	September 30 2020	June 30 2020	September 30 2019	Sept 2020 vs.	Sept 2020 vs.
				Jun 2020	Sept 2019
Interest income
Interest on federal funds sold and short-term investments	$254	$132	$680	92.42%	(62.65)%
Interest and dividends on securities	7,227	7,840	8,283	(7.82)%	(12.75)%
Interest and fees on loans	90,112	91,634	110,205	(1.66)%	(18.23)%
Interest on loans held for sale	326	359	456	(9.19)%	(28.51)%
Total interest income	97,919	99,965	119,624	(2.05)%	(18.14)%
Interest expense
Interest on deposits	5,432	7,027	11,846	(22.70)%	(54.14)%
Interest on borrowings	1,604	1,840	3,180	(12.83)%	(49.56)%
Total interest expense	7,036	8,867	15,026	(20.65)%	(53.17)%
Net interest income	90,883	91,098	104,598	(0.24)%	(13.11)%
Provision for credit losses	7,500	20,000	—	(62.50)%	100.00%
Net interest income after provision for credit losses	83,383	71,098	104,598	17.28%	(20.28)%
Noninterest income
Deposit account fees	3,428	2,829	5,299	21.17%	(35.31)%
Interchange and ATM fees	3,044	5,214	6,137	(41.62)%	(50.40)%
Investment management	7,571	7,296	7,188	3.77%	5.33%
Mortgage banking income	7,704	5,005	3,968	53.93%	94.15%
Increase in cash surrender value of life insurance policies	1,314	1,312	1,304	0.15%	0.77%
Gain on life insurance benefits	—	335	434	(100.00)%	(100.00)%
Loan level derivative income	2,457	2,864	2,739	(14.21)%	(10.30)%
Other noninterest income	3,829	3,335	4,747	14.81%	(19.34)%
Total noninterest income	29,347	28,190	31,816	4.10%	(7.76)%
Noninterest expenses
Salaries and employee benefits	38,409	37,269	39,432	3.06%	(2.59)%
Occupancy and equipment expenses	9,273	9,273	8,555	—%	8.39%
Data processing and facilities management	1,567	1,459	1,515	7.40%	3.43%
FDIC assessment	1,034	503	—	105.57%	100.00%
Merger and acquisition expense	—	—	705	n/a	(100.00)%
Loss on termination of derivatives	684	—	—	100.00%	100.00%
Other noninterest expenses	15,691	18,103	17,326	(13.32)%	(9.44)%
Total noninterest expenses	66,658	66,607	67,533	0.08%	(1.30)%
Income before income taxes	46,072	32,681	68,881	40.97%	(33.11)%
Provision for income taxes	11,199	7,779	17,036	43.96%	(34.26)%
Net Income	$34,873	$24,902	$51,845	40.04%	(32.74)%

Weighted average common shares (basic)	32,951,918	32,944,761	34,361,176
Common share equivalents	24,758	28,098	39,390
Weighted average common shares (diluted)	32,976,676	32,972,859	34,400,566

Basic earnings per share	$1.06	$0.76	$1.51	39.47%	(29.80)%
Diluted earnings per share	$1.06	$0.76	$1.51	39.47%	(29.80)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$34,873	$24,902	$51,845
Noninterest income components
Less - gain on sale of loans	—	—	951
Noninterest expense components
Add - loss on termination of derivatives	684	—	—
Add - merger and acquisition expenses	—	—	705
Noncore increases (decreases) to income before taxes	684	—	(246)
Net tax (benefit) expense associated with noncore items (1)	(192)	—	72
Total tax impact	(192)	—	72
Noncore increases (decreases) to net income	492	—	(174)
Operating net income	$35,365	$24,902	$51,671	42.02%	(31.56)%

Diluted earnings per share, on an operating basis	$1.07	$0.76	$1.50	40.79%	(28.67)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.13%	3.25%	4.03%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.07%	0.79%	1.78%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.08%	0.79%	1.77%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	8.21%	5.97%	12.33%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	8.32%	5.97%	12.29%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Nine Months Ended
			% Change
	September 30 2020	September 30 2019	Sept 2020 vs.
			Sept 2019

Interest income
Interest on federal funds sold and short-term investments	$546	$1,753	(68.85)%
Interest and dividends on securities	23,033	24,295	(5.19)%
Interest and fees on loans	280,768	306,736	(8.47)%
Interest on loans held for sale	917	527	74.00%
Total interest income	305,264	333,311	(8.41)%
Interest expense
Interest on deposits	23,351	30,052	(22.30)%
Interest on borrowings	5,628	10,117	(44.37)%
Total interest expense	28,979	40,169	(27.86)%
Net interest income	276,285	293,142	(5.75)%
Provision for loan losses	52,500	2,000	nm
Net interest income after provision for loan losses	223,785	291,142	(23.14)%
Noninterest income
Deposit account fees	11,227	14,785	(24.06)%
Interchange and ATM fees	13,154	16,447	(20.02)%
Investment management	21,696	21,089	2.88%
Mortgage banking income	13,570	8,184	65.81%
Increase in cash surrender value of life insurance policies	3,902	3,572	9.24%
Gain on life insurance benefits	692	434	59.45%

Loan level derivative income	8,918	4,312	106.82%
Other noninterest income	10,813	13,174	(17.92)%
Total noninterest income	83,972	81,997	2.41%
Noninterest expenses
Salaries and employee benefits	113,027	111,401	1.46%
Occupancy and equipment expenses	27,863	24,109	15.57%
Data processing and facilities management	4,684	4,883	(4.08)%
FDIC assessment	1,537	1,394	10.26%
Merger and acquisition expense	—	26,433	(100.00)%
Loss on termination of derivatives	684	—	nm
Other noninterest expenses	52,310	48,656	7.51%
Total noninterest expenses	200,105	216,876	(7.73)%
Income before income taxes	107,652	156,263	(31.11)%
Provision for income taxes	21,126	38,565	(45.22)%
Net Income	$86,526	$117,698	(26.48)%

Weighted average common shares (basic)	33,358,879	32,283,196
Common share equivalents	27,871	45,416
Weighted average common shares (diluted)	33,386,750	32,328,612

Basic earnings per share	$2.59	$3.65	(29.04)%
Diluted earnings per share	$2.59	$3.64	(28.85)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$86,526	$117,698
Noninterest income components
Less - gain on sale of loans	—	951
Noninterest expense components
Add - loss on termination of derivatives	684	—
Add - merger and acquisition expenses	—	26,433
Noncore increases to income before taxes	684	25,482
Net tax benefit associated with noncore items (1)	(192)	(6,686)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	650
Total tax impact	(192)	(6,036)
Noncore increases to net income	$492	$19,446
Operating net income	$87,018	$137,144	(36.55)%

Diluted earnings per share, on an operating basis	$2.61	$4.24	(38.44)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.36%	4.08%
Return on average assets GAAP (calculated by dividing net income by average assets)	0.93%	1.47%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	0.94%	1.72%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	6.80%	10.77%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	6.84%	12.55%

nm = not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	September 30 2020	June 30 2020	September 30 2019
Nonperforming loans
Commercial & industrial loans	$36,851	$20,736	$23,507
Commercial real estate loans	38,164	6,313	1,666
Small business loans	542	619	112
Residential real estate loans	16,229	14,561	13,088
Home equity	6,159	6,437	7,231
Other consumer	80	148	98
Total nonperforming loans	98,025	48,814	45,702
Other real estate owned	—	—	2,500
Total nonperforming assets	$98,025	$48,814	$48,202

Nonperforming loans/gross loans	1.04%	0.52%	0.51%
Nonperforming assets/total assets	0.74%	0.37%	0.42%
Allowance for credit losses/nonperforming loans	117.95%	229.80%	146.47%
Allowance for credit losses/total loans	1.23%	1.20%	0.75%
Delinquent loans/total loans	0.31%	0.24%	0.26%

	Nonperforming Assets Reconciliation for the Three Months Ended
	September 30 2020	June 30 2020	September 30 2019

Nonperforming assets beginning balance	$48,814	$48,040	$48,183
New to nonperforming	60,850	8,215	4,946
Loans charged-off	(4,304)	(710)	(707)
Loans paid-off	(5,050)	(2,210)	(3,041)
Loans restored to performing status	(2,229)	(4,529)	(714)
Valuation write down	—	—	(389)
Other	(56)	8	(76)
Nonperforming assets ending balance	$98,025	$48,814	$48,202

	Net Charge-Offs (Recoveries)
	Three Months Ended			Nine Months Ended
	September 30 2020	June 30 2020	September 30 2019	September 30 2020	September 30 2019
Net charge-offs (recoveries)
Commercial and industrial loans	$184	$(4)	$(1,003)	$138	$(1,127)
Commercial real estate loans	3,876	—	(24)	3,876	(70)
Small business loans	47	33	64	186	211
Residential real estate loans	(1)	—	(140)	(2)	(141)
Home equity	(21)	(91)	(166)	(32)	(66)
Other consumer	(34)	262	287	469	544
Total net charge-offs (recoveries)	$4,051	$200	$(982)	$4,635	$(649)

Net charge-offs (recoveries) to average loans (annualized)	0.17%	0.01%	(0.04)%	0.07%	(0.01)%

	Troubled Debt Restructurings At
	September 30 2020	June 30 2020	September 30 2019
Troubled debt restructurings on accrual status	$17,521	$17,741	$20,182
Troubled debt restructurings on nonaccrual status	23,810	24,098	26,232
Total troubled debt restructurings	$41,331	$41,839	$46,414

BALANCE SHEET AND CAPITAL RATIOS
	September 30 2020	June 30 2020	September 30 2019
Gross loans/total deposits	86.67%	87.34%	95.58%
Common equity tier 1 capital ratio (1)	12.40%	12.26%	12.52%
Tier 1 leverage capital ratio (1)	9.52%	9.57%	10.83%
Common equity to assets ratio GAAP	12.83%	12.84%	14.58%
Tangible common equity to tangible assets ratio (2)	9.17%	9.12%	10.42%
Book value per share GAAP	$51.27	$50.75	$48.95
Tangible book value per share (2)	$35.17	$34.59	$33.36
(1) Estimated number for September 30, 2020.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$997,921	$254	0.10%	$724,634	$132	0.07%	$115,255	$680	2.34%
Securities
Securities - trading	2,607	—	—%	2,393	—	—%	1,947	—	—%
Securities - taxable investments	1,139,843	7,218	2.52%	1,206,631	7,831	2.61%	1,204,314	8,269	2.72%
Securities - nontaxable investments (1)	1,146	11	3.82%	1,145	11	3.86%	1,739	18	4.11%
Total securities	$1,143,596	$7,229	2.51%	$1,210,169	$7,842	2.61%	$1,208,000	$8,287	2.72%
Loans held for sale	50,709	326	2.56%	50,613	359	2.85%	102,065	456	1.77%
Loans
Commercial and industrial (1)	2,033,385	17,724	3.47%	1,914,830	17,363	3.65%	1,380,007	20,274	5.83%
Commercial real estate (1)	4,086,594	41,578	4.05%	4,051,342	42,371	4.21%	4,017,670	49,139	4.85%
Commercial construction	568,007	5,126	3.59%	538,767	5,314	3.97%	510,277	7,155	5.56%
Small business	168,662	2,303	5.43%	174,438	2,388	5.51%	172,942	2,626	6.02%
Total commercial	6,856,648	66,731	3.87%	6,679,377	67,436	4.06%	6,080,896	79,194	5.17%
Residential real estate	1,387,055	13,436	3.85%	1,474,495	13,801	3.76%	1,644,467	17,329	4.18%
Home equity	1,107,685	9,658	3.47%	1,133,034	10,132	3.60%	1,142,137	13,309	4.62%
Total consumer real estate	2,494,740	23,094	3.68%	2,607,529	23,933	3.69%	2,786,604	30,638	4.36%
Other consumer	24,134	515	8.49%	24,971	500	8.05%	30,294	627	8.21%
Total loans	$9,375,522	$90,340	3.83%	$9,311,877	$91,869	3.97%	$8,897,794	$110,459	4.93%
Total interest-earning assets	$11,567,748	$98,149	3.38%	$11,297,293	$100,202	3.57%	$10,323,114	$119,882	4.61%
Cash and due from banks	124,482			119,692			121,515
Federal Home Loan Bank stock	15,090			23,175			15,781
Other assets	1,313,194			1,287,620			1,119,388
Total assets	$13,020,514			$12,727,780			$11,579,798
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,836,488	$838	0.09%	$3,679,729	$1,101	0.12%	$3,157,870	$2,120	0.27%
Money market	2,087,822	945	0.18%	1,972,986	1,377	0.28%	1,942,932	4,220	0.86%
Time deposits	1,076,546	3,649	1.35%	1,186,189	4,549	1.54%	1,471,749	5,506	1.48%
Total interest-bearing deposits	$7,000,856	$5,432	0.31%	$6,838,904	$7,027	0.41%	$6,572,551	$11,846	0.72%
Borrowings
Federal Home Loan Bank borrowings	145,766	408	1.11%	339,393	433	0.51%	156,054	945	2.40%
Long-term borrowings	37,439	141	1.50%	71,629	343	1.93%	74,885	684	3.62%
Junior subordinated debentures	62,850	438	2.77%	62,849	446	2.85%	62,848	506	3.19%
Subordinated debentures	49,659	617	4.94%	49,635	618	5.01%	84,319	1,045	4.92%
Total borrowings	$295,714	$1,604	2.16%	$523,506	$1,840	1.41%	$378,106	$3,180	3.34%
Total interest-bearing liabilities	$7,296,570	$7,036	0.38%	$7,362,410	$8,867	0.48%	$6,950,657	$15,026	0.86%
Noninterest-bearing demand deposits	3,700,902			3,371,262			2,753,596
Other liabilities	332,937			315,979			207,924
Total liabilities	$11,330,409			$11,049,651			$9,912,177
Stockholders' equity	1,690,105			1,678,129			1,667,621

Total liabilities and stockholders' equity	$13,020,514			$12,727,780			$11,579,798

Net interest income		$91,113			$91,335			$104,856

Interest rate spread (2)			3.00%			3.09%			3.75%

Net interest margin (3)			3.13%			3.25%			4.03%

Supplemental Information
Total deposits, including demand deposits	$10,701,758	$5,432		$10,210,166	$7,027		$9,326,147	$11,846
Cost of total deposits			0.20%			0.28%			0.50%
Total funding liabilities, including demand deposits	$10,997,472	$7,036		$10,733,672	$8,867		$9,704,253	$15,026
Cost of total funding liabilities			0.25%			0.33%			0.61%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $230,000, $237,000, and $258,000 for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Nine Months Ended
	September 30, 2020			September 30, 2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$599,827	$546	0.12%	$96,305	$1,753	2.43%
Securities
Securities - trading	2,421	—	—%	1,820	—	—%
Securities - taxable investments	1,178,671	23,006	2.61%	1,176,961	24,255	2.76%
Securities - nontaxable investments (1)	1,176	34	3.86%	1,739	52	4.00%
Total securities	$1,182,268	$23,040	2.60%	$1,180,520	$24,307	2.75%
Loans held for sale	43,150	917	2.84%	40,768	527	1.73%
Loans
Commercial and industrial (1)	1,784,715	52,027	3.89%	1,300,815	55,674	5.72%
Commercial real estate (1)	4,050,154	129,800	4.28%	3,785,964	139,229	4.92%
Commercial construction	554,222	17,341	4.18%	453,097	20,037	5.91%
Small business	172,575	7,253	5.61%	168,280	7,720	6.13%
Total commercial	6,561,666	206,421	4.20%	5,708,156	222,660	5.22%
Residential real estate	1,473,812	41,856	3.79%	1,442,007	44,351	4.11%
Home equity	1,125,817	31,617	3.75%	1,125,144	38,797	4.61%
Total consumer real estate	2,599,629	73,473	3.78%	2,567,151	83,148	4.33%
Other consumer	25,643	1,587	8.27%	25,317	1,623	8.57%
Total loans	$9,186,938	$281,481	4.09%	$8,300,624	$307,431	4.95%
Total interest-earning assets	$11,012,183	$305,984	3.71%	$9,618,217	$334,018	4.64%
Cash and due from banks	122,302			117,465
Federal Home Loan Bank stock	17,645			16,561
Other assets	1,256,074			927,837
Total assets	$12,408,204			$10,680,080
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,592,069	$3,873	0.14%	$3,085,974	$6,249	0.27%
Money market	1,978,006	5,495	0.37%	1,796,081	11,379	0.85%
Time deposits	1,202,746	13,983	1.55%	1,190,950	12,424	1.39%
Total interest-bearing deposits	$6,772,821	$23,351	0.46%	$6,073,005	$30,052	0.66%
Borrowings
Federal Home Loan Bank borrowings	205,244	1,369	0.89%	213,896	4,028	2.52%
Line of Credit	—	—	—%	3,595	104	3.87%
Long-term borrowings	61,240	1,045	2.28%	51,327	1,461	3.81%
Junior subordinated debentures	62,849	1,362	2.89%	69,176	1,891	3.65%
Subordinated debentures	49,635	1,852	4.98%	71,242	2,633	4.94%
Total borrowings	$378,968	$5,628	1.98%	$409,236	$10,117	3.31%
Total interest-bearing liabilities	$7,151,789	$28,979	0.54%	$6,482,241	$40,169	0.83%
Noninterest-bearing demand deposits	3,257,058			2,572,357
Other liabilities	300,248			164,783
Total liabilities	$10,709,095			$9,219,381

Stockholders' equity	1,699,109			1,460,699
Total liabilities and stockholders' equity	$12,408,204			$10,680,080

Net interest income		$277,005			$293,849

Interest rate spread (2)			3.17%			3.81%

Net interest margin (3)			3.36%			4.08%

Supplemental Information
Total deposits, including demand deposits	$10,029,879	$23,351		$8,645,362	$30,052
Cost of total deposits			0.31%			0.46%
Total funding liabilities, including demand deposits	$10,408,847	$28,979		$9,054,598	$40,169
Cost of total funding liabilities			0.37%			0.59%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $720,000 and $707,000 for the nine months ended September 30, 2020 and 2019, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Capital Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	September 30 2020	June 30 2020	September 30 2019
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,689,724	$1,671,692	$1,682,324	(a)
Less: Goodwill and other intangibles	530,749	532,202	535,869
Tangible common equity	$1,158,975	$1,139,490	$1,146,455	(b)
Tangible assets
Assets (GAAP)	$13,173,665	$13,022,500	$11,538,639	(c)
Less: Goodwill and other intangibles	530,749	532,202	535,869
Tangible assets	$12,642,916	$12,490,298	$11,002,770	(d)

Common Shares	32,955,547	32,942,110	34,366,781	(e)

Common equity to assets ratio (GAAP)	12.83%	12.84%	14.58%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.17%	9.12%	10.42%	(b/d)
Book value per share (GAAP)	$51.27	$50.75	$48.95	(a/e)
Tangible book value per share (Non-GAAP)	$35.17	$34.59	$33.36	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30 2020	June 30 2020	September 30 2019	September 30 2020	September 30 2019
Net interest income (GAAP)	$90,883	$91,098	$104,598	$276,285	$293,142	(a)

Noninterest income (GAAP)	$29,347	$28,190	$31,816	$83,972	$81,997	(b)
Less:
Gain on sale of loans	—	—	951	—	951
Noninterest income on an operating basis (Non-GAAP)	$29,347	$28,190	$30,865	$83,972	$81,046	(c)

Noninterest expense (GAAP)	$66,658	$66,607	$67,533	$200,105	$216,876	(d)
Less:
Merger and acquisition expense	—	—	705	—	26,433
Loss on termination of derivatives	684	—	—	684	—
Noninterest expense on an operating basis (Non-GAAP)	$65,974	$66,607	$66,828	$199,421	$190,443	(e)

Total revenue (GAAP)	$120,230	$119,288	$136,414	$360,257	$375,139	(a+b)
Total operating revenue (Non-GAAP)	$120,230	$119,288	$135,463	$360,257	$374,188	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	24.41%	23.63%	23.32%	23.31%	21.86%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	24.41%	23.63%	22.78%	23.31%	21.66%	(c/(a+c))
Efficiency ratio (GAAP based)	55.44%	55.84%	49.51%	55.55%	57.81%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	54.87%	55.84%	49.33%	55.36%	50.90%	(e/(a+c))

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	2020
	Q3			Q2			Q1
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported Total (GAAP)	$11,567,747	$91,112	3.13%	$11,297,293	$91,335	3.25%	$10,165,408	$94,558	3.74%
Adjustments
PPP Volume @ 1%	(806,584)	(2,060)	0.16%	(581,351)	(1,474)	0.12%	—	—	—%
PPP Fee amortization		(3,172)	(0.11)%	—	(2,247)	(0.08)%	—	—	—%
Cash Position (vs $100M)	(897,921)	(229)	0.26%	(624,634)	(106)	0.19%	27,448	(135)	(0.01)%
Adjusted Margin			3.44%			3.48%			3.73%
Acquired loan accretion		(2,700)	(0.09)%		(1,660)	(0.06)%		(866)	(0.03)%
CD fair value mark amortization		(26)	—%		(149)	(0.01)%		(210)	(0.01)%
Other		(561)	(0.02)%		(477)	(0.01)%		(396)	(0.02)%
Core Margin (Non-GAAP)			3.33%			3.40%			3.67%

Core Margin Compression			(0.07)%			(0.27)%

Cash			—%			—%
Securities			(0.02)%			—%
Loans: rate compression			(0.08)%			(0.43)%
Loans: nonaccrual interest reversal			(0.05)%			(0.01)%
Deposits			0.07%			0.15%
Borrowings			0.01%			0.02%
			(0.07)%			(0.27)%

APPENDIX D: Current Expected Credit Loss ("CECL")

    The following table shows the allowance by category for the periods indicated:

	September 30 2020	June 30 2020	March 31 2020	January 1 2020	December 31 2019
	CECL Methodology				Incurred Loss Methodology
	(Dollars in thousands)
Commercial and industrial	$28,219	$25,662	$21,649	$15,659	$17,594
Commercial real estate	39,386	36,956	29,498	20,224	32,935
Commercial construction	5,210	4,501	3,747	2,401	6,053
Small business	4,593	4,561	3,829	2,241	1,746
Residential real estate	14,163	15,046	14,847	13,691	3,440
Home equity	23,572	24,860	17,910	12,907	5,576
Other consumer	482	590	896	637	396
Total allowance for credit losses	$115,625	$112,176	$92,376	$67,760	$67,740

Total Loans (GAAP)	$9,405,193	$9,359,648	$8,916,430	$8,873,639	$8,873,639
Total Loans, excluding PPP (Non-GAAP)	$8,593,470	$8,566,665	$8,916,430	$8,873,639	$8,873,639

Allowance as a % of total loans (GAAP)	1.23%	1.20%	1.04%	0.76%	0.76%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.35%	1.31%	1.04%	0.76%	0.76%

APPENDIX E: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

    While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we continue to monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Other Services (except Public Administration) and Arts, Entertainments & Recreation). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

    The table below provides total outstanding balances of commercial loans as of September 30, 2020, within industries that are deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

September 30, 2020 (1)
(Dollars in thousands)
Accommodations	$420,099
Food Services	154,846
Retail Trade	493,270
Other Services (except Public Administration)	147,984
Arts, Entertainment, and Recreation	97,962
Total	$1,314,161
(1)Amounts presented above exclude $182.3 million of processed PPP loans.

Highly Impacted COVID-19 Industries - Details
September 30, 2020
(Dollars in thousands)
Accommodations
Balance	$420,099
Average borrower loan size	$4,194
% secured by real estate	99.7%
Weighted average loan to value	52.2%
Other information:
–The accommodation portfolio consists of 71 properties representing a combination of flagged (61%) and non-flagged (39%) hotels, motels and inns.
–Properties deemed to be located in areas of leisure comprise $169.8 million, or 41% of the total accommodation portfolio.
–Approximately 90% of the balances outstanding are secured by properties located within the six New England states with the largest concentration in Massachusetts (60%).

Food Services
Balance	$154,846
Average borrower loan size	$417
% secured by real estate	61.5%
Weighted average loan to value	50.3%
Other information:
–The food services portfolio includes full-service restaurants (65%), limited service restaurants and fast food (33%), and other types of food service (caterers, bars, mobile food service 2%).

Retail Trade
Balance	$493,270
Average borrower loan size	$485
% secured by real estate	43.8%
Weighted average loan to value	55.4%
Other information:
–The retail trade portfolio consists broadly of food and beverage stores (42%), motor vehicle and parts dealers (26%), gasoline stations (14%), and all other retailers account for (18%).
–Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Other Services (except Public Administration)
Balance	$147,984
Average borrower loan size	$258
% secured by real estate	51.2%
Weighted average loan to value	48.4%
Other information:
–The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (42%), repair and maintenance business (30%) and personal services, including car washes, beauty salons, laundry services, funeral homes, pet care and other types of services (28%).

Arts, Entertainment, and Recreation
Balance	$97,962
Average borrower loan size	$769
% secured by real estate	83.8%
Weighted average loan to value	50.8%
Other information:
–Amusement, gambling and recreational industries make up a majority of this category (95%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (5%).

Other Commercial Loan Portfolio Characteristics

    Average total loan size varies across the commercial portfolio with commercial real estate loans having an average size of $1.1 million, commercial and industrial loans have an average loan size of $142,000 and small business loans, which are all under $5.0 million, have an average loan size of $31,000. Additional details below are provided regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of September 30, 2020:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,580,215	$876,906	$847,254	$394,423	$4,698,798
# of loans	4,031	124	60	16	4,231

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,468,905	$286,560	$243,257	$63,623	$2,062,345
# of loans	14,454	45	18	3	14,520

APPENDIX F: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal and Interest	Deferral of Principal Only	Deferral of Interest Only	Total Deferrals	Total Portfolio	% Deferral
			(Dollars in thousands)
Commercial and industrial	$5,658	$33,032	$582	$39,272	$2,062,345	1.9%
Commercial real estate (1)	230,873	228,521	26,561	485,955	4,698,798	10.3%
Business Banking	1,047	4,339	236	5,622	167,632	3.4%
Residential real estate	37,173	2,515	—	39,688	1,352,305	2.9%
Home equity	6,667	—	6,482	13,149	1,101,054	1.2%
Consumer	94	—	—	94	23,059	0.4%
Total active deferrals as of September 30, 2020	$281,512	$268,407	$33,861	$583,780	$9,405,193	6.2%
(1) Balances include commercial construction deferrals.

Deferrals by Industry
September 30, 2020
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$209,288
Food Services	26,679
Retail Trade	9,649
Other Services (except Public Administration)	17,928
Arts, Entertainment, and Recreation	37,703
Total Highly Impacted Industries	301,247

Other Industries
Real Estate and Leasing	175,270
Health Care and Social Assistance	21,503
Transportation and Warehousing	13,679
Educational Services	665
All Other Industries	19,218
Total Other Industries	230,335

Consumer (residential, home equity and other)	52,198
Grand Total	$583,780